UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 16, 2024 (the “Closing Date”), ANI Pharmaceuticals, Inc., a Delaware corporation (“ANI” or the “Company”), completed its previously announced acquisition (the “Acquisition” or the “Merger”) of Alimera Sciences, Inc., a Delaware corporation (“Alimera”) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 21, 2024 (the “Merger Agreement”), by and among the Company, Alimera and ANIP Merger Sub INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub merged with and into Alimera, with Alimera surviving the Merger as a wholly owned indirect subsidiary of the Company.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Alimera (the “Alimera Common Stock”) outstanding immediately prior to the Effective Time including each Alimera RSA, Alimera PSU, Alimera RSU, and Alimera Warrant (as defined below), but excluding any treasury shares or shares owned by the Company, Merger Subs or any other subsidiary of the Company or Alimera), was canceled and ceased to exist and was converted into the right to receive (i) $5.50 in cash (“Closing Cash Consideration”), and (ii) one contingent value right (a “CVR”), which represents the right to receive the milestone payments (as defined below) subject to the terms and conditions set forth in the CVR Agreement entered into on September 16, 2024 (clauses (i) and (ii) collectively, the “Merger Consideration”).

Each CVR entitles the holder to receive milestone payments for 2026 and 2027. The milestone payments for each CVR equals the product (rounded to the nearest 1/100 of $0.01) of $0.25 multiplied by a fraction (which is no case will exceed one), and (i) for 2026, equals the amount, if any, by which the 2026 Net Revenue exceeds $140.0 million, divided by $10.0 million (subject to adjustment for the exercise price of Eligible Options), and (ii) for 2027, equals the amount, if any, by which the 2027 Net Revenue exceeds $160.0 million, divided by $15.0 million (subject to adjustment for the exercise price of applicable Alimera Options).

In addition to the amounts payable to the holders thereof in connection with the Closing, all of the outstanding awards of restricted stock with respect to shares of Alimera Common Stock (each, an “Alimera RSA”), each Alimera Performance Stock Unit (“Alimera PSU”), each Alimera Restricted Stock Unit (“Alimera RSU”) and each Alimera Warrant that were outstanding immediately prior to the Effective Time were automatically canceled and converted into the right to receive one (1) CVR per share of Alimera Common Stock then underlying the applicable instrument.

Each stock option previously granted by Alimera to purchase Alimera Common Stock (each, an “Alimera Option”) that was outstanding and unexercised as of the Effective Time and which had a per share exercise price that was less than the Closing Cash Consideration was, in addition to the amounts payable to the holders thereof in connection with the Closing, automatically canceled and converted into the right to receive one (1) CVR per share of Alimera Common Stock then underlying such Alimera Option. No other Alimera Options were cancelled and converted into the right to receive a CVR, provided that each Alimera Option with a per share exercise price greater than or equal to the Closing Cash Consideration but less than the Total Consideration (as defined in the Merger Agreement) may receive a payment in connection with the payout of the CVRs (if any).

On August 13, 2024, the Company, as lead borrower, entered into a senior secured credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and other financial institutions (together, the “Lenders”), pursuant to which such Lenders agreed to provide a delayed draw $325.0 million senior secured term loan facility (the “New Term Facility”) and a $75.0 million senior secured revolving credit facility (the “New Revolving Facility”) and, together with the New Term Facility, the (“Facilities” or the “Financing Transaction”) for the purpose of financing the Merger.

At the Company’s option, loans under the Facilities accrue interest at a per annum rate equal to the adjusted term Secured Overnight Financing Rate (“SOFR”) rate for an interest period of one month plus a spread depending on the Company’s first lien net leverage ratio between 2.25% and 3.00% in the case of adjusted term SOFR rate loans. A commitment fee accrues on the unutilized commitments under the New Revolving Facility and, from and after the date that is two months after the closing date of the New Credit Agreement, the New Term Facility at a per annum rate equal between 0.25% and 0.40% depending on the Company’s first lien net leverage ratio.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, have been prepared in accordance with Article 11 of Regulation S-X and are presented to give effect to transaction accounting adjustments, for the:

•The Merger, including: (i) the up-front cash payment of $402.3 million, deferred cash payment of $16.2 million for the settlement of outstanding equity awards and the estimated fair value of $8.6 million for the CVRs issued related to the purchase of Alimera, (ii) the preliminary adjustment of historical assets acquired, and liabilities assumed by the Company to their estimated fair values and (iii) other adjustments, including future expenses associated with the Merger.

•Financing Transaction, including: (i) the cash proceeds of $316.0 million, drawn on September 16, 2024, resulting from the issuance of a $325.0 million term loan related to the New Term Facility, net of debt issuance costs and settlement of commitment fees of approximately $9.0 million.

The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with: (i) the unaudited interim condensed consolidated financial statements of the Company in its Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2024, (ii) the unaudited interim condensed consolidated financial statements of Alimera in its Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2024, (iii) the audited consolidated financial statements of the Company in its Annual Report on Form 10-K as of and for the year ended December 31, 2023, and (iv) the audited consolidated financial statements of Alimera in its Annual Report on Form 10-K as of and for the year ended December 31, 2023.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual combined results of operations or the combined financial position of the combined Company would have been had the Merger and Financing Transaction occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position.

The unaudited pro forma combined financial information does not reflect any adjustment for, costs of, or related liabilities for, any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2024
(in thousands)

			Transaction Accounting Adjustments
	ANI Historical	Alimera Historical Adjusted	Merger Adjustments		Financing Transaction Adjustments		Combined Pro Forma
		(Note 2)	(Note 3)		(Note 4)
Assets
Current Assets:
Cash and cash equivalents	$240,110	$10,828	$(408,945)	a (i), (ii), (iii), (iv), c	$315,976	a	$157,969
Restricted cash	—	33	—		—		33
Accounts receivable, net	166,091	37,079	—		—		203,170
Inventories	125,448	3,455	16,970	b (ii)	—		145,873
Prepaid income taxes	2,867	—	—		—		2,867
Prepaid expenses and other current assets	14,001	4,013	—		—		18,014
Investment in equity securities	6,943	—	—		—		6,943
Total Current Assets	555,460	55,408	(391,975)		315,976		534,869
Non-current Assets
Property and equipment, net	51,640	2,278	—		—		53,918
Deferred tax assets, net	89,506	101	(77,027)	b (iv)	—		12,580
Intangible assets, net	183,078	91,587	268,413	b (iii)	—		543,078
Goodwill	28,221	—	96,814	b (v)	—		125,035
Derivatives and other non-current assets	12,848	1,003	—		1,167	b	15,018
Total Assets	$920,753	$150,377	$(103,775)		$317,143		$1,284,498
Liabilities, Mezzanine Equity, and Stockholders’ Equity
Current Liabilities
Current debt, net of deferred financing costs	$850	$—	$—		$8,125	c	$8,975
Accounts payable	48,681	10,208	15,223	a (ii), (iv)	—		74,112
Accrued royalties	20,357	—	—		—		20,357
Accrued compensation and related expenses	16,111	—	—		—		16,111
Accrued government rebates	12,324	107	—		—		12,431
Returned goods reserve	33,897	—	—		—		33,897
Current contingent consideration	841	3,677	—		—		4,518
Accrued expenses and other	6,917	5,846	2,100	c	—		14,863
Total Current Liabilities	139,978	19,838	17,323		8,125		185,264
Non-current Liabilities
Non-current debt, net of deferred financing costs and current component	284,394	69,731	(69,731)	a (ii)	311,818	c	596,212
Non-current contingent consideration	11,092	16,111	8,979	a (v)	—		36,182
Other non-current liabilities	4,679	5,909	(3,625)	a (ii)	—		6,963
Total Liabilities	$440,143	$111,589	$(47,054)		$319,943		$824,621
Mezzanine Equity
Convertible Preferred Stock	$24,850	$—	$—		$—		$24,850
Stockholders’ Equity
Common Stock	2	4,920	(4,920)	c	—		2
Class C Special Stock	—	—	—		—		—
Preferred Stock	—	—	—		—		—
Treasury stock	(20,042)	—	—		—		(20,042)
Additional paid-in capital	532,497	464,825	(464,825)	c	—		532,497
Accumulated deficit	(65,025)	(428,052)	410,119	c	(2,800)	a	(85,758)
Accumulated other comprehensive income (loss), net of tax	8,328	(2,905)	2,905	c	—		8,328
Total Stockholders’ Equity	$455,760	$38,788	$(56,721)		$(2,800)		$435,027
Total Liabilities, Mezzanine Equity, and Stockholders’ Equity	$920,753	$150,377	$(103,775)		$317,143		$1,284,498

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2024
(in thousands, except per share data)

			Transaction Accounting Adjustments
	ANI Historical	Alimera Historical Adjusted	Merger Adjustments		Financing Transaction Adjustments		Combined Pro Forma
		(Note 2)	(Note 3)		(Note 4)
Net Revenues	$275,470	$50,011	$—		$—		$325,481

Operating Expenses
Cost of sales (excluding depreciation and amortization)	106,855	7,184	—		—		114,039
Research and development	17,807	8,624	(79)	e	—		26,352
Selling, general, and administrative	100,842	30,404	(2,223)	e	—		129,023
Depreciation and amortization	29,383	6,178	9,200	g	—		44,761
Contingent consideration fair value adjustment	449	—	—		—		449
Gain on sale of building	(5,347)	—	—		—		(5,347)
Total Operating Expenses, net	249,989	52,390	6,898		—		309,277

Operating Income (Loss)	25,481	(2,379)	(6,898)		—		16,204

Other Income (Expense), net
Unrealized gain on investment in equity securities	6,943	—	—		—		6,943
Interest expense, net	(9,256)	(6,892)	6,884	h	(13,030)	d	(22,294)
Other expense, net	(120)	(366)	—		—		(486)
Income (Loss) Before Income Tax Expense (Benefit)	23,048	(9,637)	(14)		(13,030)		367
Income tax expense (benefit)	7,128	(75)	(4)	j	(3,258)	e	3,791
Net Income (Loss)	$15,920	$(9,562)	$(10)		$(9,772)		$(3,424)
Dividends on Series A Convertible Preferred Stock	(813)	—	—		—		(813)
Net Income (Loss) Available to Common Shareholders	$15,107	$(9,562)	$(10)		$(9,772)		$(4,237)

Basic and Diluted Income (Loss) Per Share
Basic Income (Loss) Per Share	$0.71	$(0.18)					$(0.22)
Diluted Income (Loss) Per Share	$0.70	$(0.18)					$(0.22)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2023
(in thousands, except per share data)

			Transaction Accounting Adjustments
	ANI Historical	Alimera Historical Adjusted	Merger Adjustments		Financing Transaction Adjustments		Combined Pro Forma
		(Note 2)	(Note 3)		(Note 4)
Net Revenues	$486,816	$80,754	$—		$—		$567,570

Operating Expenses
Cost of sales (excluding depreciation and amortization)	181,513	10,837	16,970	d	—		209,320
Research and development	34,286	16,626	683	f	—		51,595
Selling, general, and administrative	161,697	46,476	7,096	f	—		215,269
Depreciation and amortization	59,791	8,747	22,100	g	—		90,638
Contingent consideration fair value adjustment	1,426	—	—		—		1,426
Restructuring activities	1,132	—	—		—		1,132
Total Operating Expenses, net	439,845	82,686	46,849		—		569,380

Operating Income (Loss)	46,971	(1,932)	(46,849)		—		(1,810)

Other Income (Expense), net
Interest expense, net	(26,940)	(10,185)	10,221	h	(26,800)	d	(53,704)
Other expense, net	(159)	(7,930)	(803)	i	(2,800)	a	(11,692)
Income (Loss) Before Income Tax Expense (Benefit)	19,872	(20,047)	(37,431)		(29,600)		(67,206)
Income tax expense (benefit)	1,093	85	(9,358)	j	(7,400)	e	(15,580)
Net Income (Loss)	$18,779	$(20,132)	$(28,073)		$(22,200)		$(51,626)
Dividends on Preferred Stock	(1,625)	(1,259)	1,259	k	—		(1,625)
Net Income (Loss) Available to Common Shareholders	$17,154	$(21,391)	$(26,814)		$(22,200)		$(53,251)

Basic and Diluted Income (Loss) Per Share
Basic Income (Loss) Per Share	$0.86	$(0.18)					$(2.96)
Diluted Income (Loss) Per Share	$0.85	$(0.18)					$(2.96)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the Merger and Financing Transaction as if they had been consummated on June 30, 2024, and includes estimated transaction accounting adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations give effect to the Merger and Financing Transaction as if they had been consummated on January 1, 2023, the beginning of the earliest period presented.

The Merger has been accounted for using the acquisition method of accounting pursuant to the provisions of Accounting Standards Codification Topic 805, Business Combinations. Upon completion of the Merger, the Company controlled Alimera, and accordingly was determined to be the accounting acquirer. The aggregate consideration was allocated to Alimera’s assets acquired and liabilities assumed based upon their acquisition date estimated fair values. The excess of purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. The unaudited pro forma condensed combined financial information is based on preliminary estimates of the fair value of the assets and liabilities that were acquired, which requires significant assumptions. Management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments in the unaudited pro forma condensed combined financial information gives appropriate effect to the assumptions. These assumptions may change upon the finalization of the fair value determinations, which would have a corresponding impact on the pro forma financial information.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by the Company as set forth in the historical financial statements. The unaudited pro forma condensed combined financial information reflects any material adjustments known at this time to conform Alimera’s historical financial information to the Company’s accounting policies.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the unaudited condensed combined pro forma financial information are calculated using an estimated blended statutory rate, which is based on preliminary assumptions related to the jurisdictions in which the income (expense) adjustments will be recorded. The estimated blended statutory rate and the effective tax rate of the combined company could be significantly different depending on the post-transaction activities and geographical composition of profit or loss before taxes.

Note 2 - Reclassifications

The unaudited combined pro forma financial information has been adjusted to reflect certain reclassifications in the presentation in Alimera’s financial statements to conform to the Company’s financial statement presentation. In addition, management reviewed the historical Alimera accounting policies to conform to those of ANI. At the current time, the Company is not aware of any differences in accounting policies that would have a material impact on the pro forma financial information.

Following the acquisition date, the Company will conduct a further review of Alimera’s accounting policies during its integration to determine if there are any additional differences that require adjustments of Alimera’s revenues, expenses, assets, or liabilities to conform to our accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial information.

Reclassifications include the following (in thousands):

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Alimera Presentation	ANI Presentation	As of June 30, 2024
Right-of-use assets, net	Derivatives and other non-current assets	$996
Warrant asset	Derivatives and other non-current assets	7
Accrued expenses	Accrued government rebates	107
Accrued licensor payments – current	Current contingent consideration	3,677
Finance lease obligations	Accrued expenses and other	245
Accrued licensor payments – non-current	Non-current contingent consideration	16,111
Common stock warrants	Common stock	4,396

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Alimera Presentation	ANI Presentation	Six Months Ended June 30, 2024	Year Ended December 31, 2023
General and administrative expenses	Selling, general, and administrative	$12,811	$18,530
Sales and marketing expenses	Selling, general, and administrative	17,593	27,946
Unrealized foreign currency (loss) gain, net	Other expense, net	(321)	116
Loss on extinguishment of debt	Other expense, net	—	(1,079)
Change in fair value of common stock warrant	Other expense, net	—	(6,836)
Change in fair value of warrant asset	Other expense, net	(45)	(131)

Note 3 – Transaction Accounting Adjustments - Merger Adjustments

Represents the Transaction Accounting Adjustments, giving effect to the Merger, as follows:

Purchase Price Allocation

(a) Reflects the preliminary fair value of the consideration transferred calculated as follows:

(In thousands, except share price)
Alimera common shares outstanding	53,971
Alimera warrants outstanding after exercise	989
Closing cash consideration per share	$5.50
Cash consideration for Alimera Common Stock	$302,280	(i)

Repayment of Alimera debt	$78,540	(ii)
Payment of Alimera transaction costs	20,172	(iii)
Fair value of consideration for equity awards	8,692	(iv)
Fair value of CVRs	8,601	(v)
Total fair value of consideration transferred	$418,285

(i) Represents the cash payment of $302.3 million for the shares of outstanding Alimera Common Stock and Alimera Warrants after exercise. Each holder of Alimera Common Stock and exercised Warrant, at the time of closing, was entitled to receive $5.50 per share.

(ii) The Company paid approximately $78.5 million for the repayment of the outstanding term loan Alimera had with SLR Investment Corp., including approximately $3.6 million for end of term fees, $1.3 million of exit fees, $0.7 million of prepayment fees, and $0.3 million of interest which were paid as part of the settlement. The outstanding debt, with a carrying value of $69.7 million, was paid in conjunction with the close of the Merger and therefore, included as part of the consideration transferred. As of June 30, 2024, the outstanding debt was recognized at a carrying value of $69.7 million, including $2.5 million of unamortized debt discount. Alimera recorded $0.9 million of interest payable and exit fees within accounts payable and $3.6 million of end of term fees within other non-current liabilities,

(iii) Represents the payment of transaction costs incurred by Alimera and paid by the Company upon close of the Merger.

(iv) Represents $8.7 million related to the settlement of the outstanding equity awards of Alimera, in accordance with the Merger Agreement. This amount was determined to be related to the pre-Merger services provided and as a result was allocated to the consideration transferred. The remaining amounts were attributed to the post-Merger period and deemed to be for the benefit of ANI the Company. As a result, $8.8 million was recognized as compensation cost. The Company agreed to settle the outstanding equity awards for a total amount of $17.5 million, of which, $1.3 million was paid in cash at the close of the Merger.

(v) Represents the fair value of the CVRs of approximately $8.6 million attributable to the pre-combination period and recognized as consideration transferred. Approximately $0.4 million of the fair value of the CVR was allocated to post-combination period and recognized as compensation expense. Management determined the CVRs is a form of contingent consideration and included this as part of the consideration transferred. The CVRs represent the right to future cash payments for the former Alimera shareholders based on certain 2026 and 2027 revenue targets. Management determined the contingent consideration to be liability classified and will measure the liability at fair value each reporting period. The CVRs will be measured using a monte carlo simulation under an option pricing framework.

(b) Reflects the preliminary purchase price allocation to the estimated fair value of identifiable assets acquired and liabilities assumed in the Merger, using the purchase method of accounting. The preliminary allocation is summarized as follows (in thousands):

	Book Value	Adjustment	Fair Value
Cash and cash equivalents	$10,861	$—	$10,861	(i)
Accounts receivable, net	37,079	—	37,079	(i)
Prepaid expenses and other current assets	4,013	—	4,013	(i)
Inventories	3,455	16,970	20,425	(ii)
Property and equipment, net	2,278	—	2,278	(i)
Intangible assets, net	91,587	268,413	360,000	(iii)
Deferred tax asset, net of deferred tax liabilities and valuation allowance	101	(77,027)	(76,926)	(iv)
Derivative and other non-current assets	1,003	—	1,003	(i)
Total assets	$150,377	$208,356	$358,733

Accounts payable	$9,237	$—	$9,237	(i)
Accrued expenses and other	5,846	—	5,846	(i)
Accrued government rebates	107	—	107	(i)
Current contingent consideration	3,677	—	3,677	(i)
Non-current contingent consideration	16,111	—	16,111	(i)
Other non-current liabilities	2,284	—	2,284	(i)
Total liabilities	$37,262	$—	$37,262

Total fair value of consideration transferred	$418,285
Less: fair value of acquired identifiable assets and liabilities	321,471
Goodwill	$96,814	(v)

The preliminary estimates were based on the data available to the Company and may change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired or the estimated fair value of the consideration will have a corresponding impact on the amount of goodwill recorded. A change in identifiable intangible assets will have a direct impact on the amount of amortization recorded against income in future periods. The impact of any changes in the purchase price allocation could have a material impact on the amounts presented in the unaudited pro forma condensed combined financial information in future periods.

(i) A preliminary fair value estimate equivalent to the current net book value has been assigned to the above respective acquired assets and assumed liabilities.

(ii) Represents the fair value step up of the inventory acquired as part of the Merger. The preliminary fair value of finished goods inventory utilizes a sales comparison approach which estimates the selling price of the inventory in completed condition less costs of disposal and a reasonable profit allowance for the selling effort.

(iii) Represents the fair value of the intangible assets acquired as part of the Merger. As part of the Merger, the Company acquired the product rights to YUTIQ and ILUVIEN. The preliminary fair value of the acquired intangible assets was determined using an income approach, and more specifically, the multi-period excess earnings methodology. Final intangible asset valuation results may differ significantly from the pro forma estimates if any assumptions change.

(iv) Reflects the adjustment to the deferred taxes recognized for the temporary difference between the book and tax basis as a result of the preliminary purchase price allocation. A blended statutory tax rate of 25.0% was used in establishing the deferred tax liability.

(v) Represents the goodwill recognized resulting from the Merger. Goodwill is calculated as the difference between the fair value of the preliminary aggregate purchase consideration and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Goodwill represents the workforce acquired, as well as future operating efficiencies and cost savings. The actual amount of goodwill will depend upon the final determination of the fair value of the assets acquired and liabilities assumed and may differ materially from this preliminary determination.

(c) Represents the elimination of the Alimera equity as a result of the closing of the Merger. Accumulated deficit also reflects the recognition of the remaining estimated transaction costs of approximately $8.7 million the Company expects to incur subsequent to June 30, 2024. Of the $8.7 million, $6.6 million was settled in cash with the remaining recognized as an accrued expense as of June 30, 2024. These transaction costs are one time and non-recurring.

(d) Represents the amortization of the inventory step up recorded through purchase accounting. As part of the accounting for the Merger, a step up in the fair value of inventory of approximately $17.0 million was recorded for finished goods. The amortization of the inventory step-up was calculated based on the estimated inventory turnover for the acquired products, ILUVIEN and YUTIQ.

(e) Represents the elimination of the historical stock-based compensation expense recognized on the Alimera equity awards, for the six months ended June 30, 2024. For this period, Alimera recognized $79 thousand and $2.2 million of stock-based compensation expense in research and development expense and selling, general and administrative expense, respectively. These awards were settled by ANI through the Merger Agreement. See tickmark (f) for additional details on the one time and non-recurring cost recognized for the settlement of the equity awards.

(f) Represents the recognition of compensation cost for the settlement of the Alimera equity awards per the terms of     the Merger Agreement. All of the outstanding equity awards of Alimera were settled on the Closing Date. Amounts were allocated post-Merger to compensation cost in order to reflect the settlement of unvested awards at the option of ANI. These costs were recognized on the closing date and are one-time and non-recurring. The pro forma adjustment was calculated as follows for the year ended December 31, 2023:

(In thousands)	Merger Agreement Stock-Based Compensation Expense	Less: Alimera Stock-Based Compensation Expense	Pro Forma Adjustment Year Ended December 31, 2023
Selling, general and administrative	$8,405	$1,309	$7,096
Research and development	809	126	683
Total stock-based compensation expense	$9,214	$1,435	$7,779

(g) Represents the additional amortization expense recognized, in connecting with the fair value recognized through purchase accounting. The adjustment was calculated as follows:

(In thousands, except years)	Preliminary Fair Value	Estimated Useful Life (in years)	Amortization Expense Six Months Ended June 30, 2024
YUTIQ	$150,000	12	$6,250
ILUVIEN	210,000	12	8,750
Total	$360,000		$15,000
Less: Alimera historical amortization expense			5,800
Pro forma adjustment			$9,200

(In thousands, except years)	Preliminary Fair Value	Estimated Useful Life (in years)	Amortization Expense Year Ended December 31, 2023
YUTIQ	$150,000	12	$12,500
ILUVIEN	210,000	12	17,500
Total	$360,000		$30,000
Less: Alimera historical amortization expense			7,900
Pro forma adjustment			$22,100

The acquired intangible assets, of YUTIQ and ILUVIEN, recognized in the Acquisition will be amortized on a straight-line basis over a useful life of 12 years. The estimated intangible asset fair value, estimated useful life and estimated amortization expense may differ materially from this preliminary determination as the Company finalizes its valuation of the assets acquired and liabilities assumed. For each 10% increase or decrease in the preliminary fair value of definite-lived intangible assets, assuming the same estimated useful life, amortization expense would increase or decrease by approximately $1.5 million and $3.0 million for the six months ended June 30, 2024, and year ended December 31, 2023, respectively.

(h) Represents the elimination of interest expense related to the Alimera term loan that was repaid as part of the Merger.

(i) Represents the following adjustments:

•Elimination of $6.8 million of expense related to the change in fair value of common stock warrant. The outstanding Alimera warrants were settled as part of the closing of the Merger.

•Elimination of $1.1 million of loss on extinguishment of debt. The outstanding Alimera term loan was repaid as part of the closing of the Merger.

•Recognition of $8.7 million of transaction costs incurred by the Company as part of the Acquisition. These costs are one time and non-recurring.

(j) The incremental tax impacts were calculated using an estimated statutory tax rate of 25.0%. Tax expense was adjusted to record the income tax impacts of the pro forma adjustments using this estimated tax rate. This rate does not reflect the combined Company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial information.

(k) Represents the elimination of preferred stock dividends as there were no preferred shares outstanding as of the Closing Date.

Note 4 – Transaction Accounting Adjustments - Financing Transaction Adjustments

In order to finance the Merger, the Company entered into the New Credit Agreement with JPMorgan Chase Bank, N.A. As a result of the New Credit Agreement the pro forma adjustments include the following:

(a) As a result of entering into the New Credit Agreement, the Company obtained net cash proceeds of $316.0 million. This amount includes a principal balance of $325.0 million, less commitment fees of $2.8 million and paid debt issuance costs of $6.2 million which includes $1.0 million related to the New Revolving Facility. The commitment fees were recognized as other expense for the year ended December 31, 2023.

(b) Reflects the debt issuance costs allocated to the New Revolving Credit Facility.

(c) Reflects the current and non-current portion of the debt recognized related to the New Credit Agreement. The current portion represent the contractual principal payments due within 12 months of June 30, 2024. The non-current portion is equal to the outstanding amount of $325.0 million, less the current portion of $8.1 million, less the debt issuance costs of $6.2 million.

(d) Represents the interest expense related to the New Credit Agreement, reflecting an effective interest rate of approximately 8.5%, which is based on: (i) interest expense of $12.4 million and $25.6 million for the six months ended June 30, 2024, and year ended December 31, 2023, respectively. (ii) amortization of deferred issuance costs of $0.6 million and $1.2 million for the six months ended June 30, 2024, and December 31, 2023, respectively. A 0.125% increase or decrease to the annual interest rate would change annual interest expense by approximately $0.4 million.

(e) The incremental tax impacts were calculated using an estimated statutory tax rate of 25.0%. Tax expense was adjusted to record the income tax impacts of the pro forma adjustments using this estimated tax rate. This rate does not reflect the combined company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial information.

Note 5 – Earnings per share

The pro forma basic and diluted weighted average shares outstanding have been calculated as if Alimera’s shares that were settled and cancelled as of January 1, 2023, consistent with the terms of the Merger Agreement.

(in thousands, except per share data)	Six Months Ended June 30, 2024	Year Ended December 31, 2023
Combined Pro Forma Net Loss Available to Common Shareholders	$(4,237)	$(53,251)
Basic and Diluted Weighted Average Shares Outstanding	19,210	18,001
Basic and Diluted Earnings (Loss) Per Share	$(0.22)	$(2.96)